Exhibit 10.47

STRATUS PROPERTIES INC.
DIRECTOR COMPENSATION
EFFECTIVE JANUARY 1, 2014

Cash Compensation

Each non-employee director receives an annual fee consisting of, as applicable, (1) $25,000 for serving on the board, (2) $1,000 for serving on each committee (including chairmen of the committee), (3) $7,000 for serving as chairman of the audit committee, (4) $5,000 for serving as chairman of the compensation committee, (5) $5,000 for serving as chairman of the nominating and corporate governance committee and (6) $12,500 for serving as lead independent director. In addition, each director and committee member receives $1,500 for attendance at each board and committee meeting, as well as reasonable out-of-pocket expenses incurred in attending such meetings, or $1,000 for participation in each board and committee meeting by telephone.

Equity-Based Compensation

Each non-employee director receives equity-based compensation under Stratus’ stock incentive plans, which were approved by Stratus’ stockholders. On September 1st of each year, each non-employee director receives a grant of 2,000 restricted stock units (RSUs). The RSUs vest ratably over the first four anniversaries of the grant date. Each RSU entitles the director to receive one share of Straus common stock upon vesting.